Exhibit 4.1

AMENDMENT NO. 1 TO CERTIFICATE OF DESIGNATIONS, PREFERENCES AND

RIGHTS OF SERIES A PREFERRED STOCK OF BIOSPHERE MEDICAL, INC.

Pursuant to Section 242

of the General Corporation Law of

the State of Delaware

Biosphere Medical, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

At a meeting of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and directing that it be submitted to and considered by the stockholders of the Corporation for approval. The stockholders of the Corporation duly approved said proposed amendment at the annual meeting of stockholders held on May 18, 2005 in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment are as follows:

RESOLVED: That Section 1(f) of the Certificate of Designations, Preferences and Rights of Series A Preferred Stock of the Corporation is hereby deleted in its entirety and a new Section 1(f) is inserted in lieu thereof as follows:

“(f) “Liquidation Event” shall mean: (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary; (ii) a consolidation or merger of the Corporation with or into any other corporation or corporations which results in the stockholders of the Corporation owning less than fifty percent (50%) of the outstanding capital stock of the surviving entity; (iii) a sale, lease or exchange of all or substantially all of the assets of the Corporation; (iv) the issuance and/or sale by the Corporation in one or a series of related transactions of shares of Common Stock (or securities convertible or exchangeable into or exercisable for shares of Common Stock) constituting a majority of the shares of Common Stock outstanding immediately following such issuance (treating all securities convertible or exchangeable into or exercisable for shares of Common Stock as having been fully converted, exchanged and exercised, without regard to any exercise, conversion or exchange limitations therein); and (v) any other liquidity events that the Requisite Holders and the Board mutually agree shall constitute a Liquidation Event; provided, however, that the issuance of (i) Series A Preferred Stock on the Initial Issue Date or as dividends on such Series A Preferred Stock, or (ii) Common Stock in conversion of the Series A Preferred Stock or the Warrants issued on the Initial Issue Date, shall not constitute a Liquidation Event.”

RESOLVED: That Section 5(a) of the Certificate of Designations, Preferences and Rights of Series A Preferred Stock of the Corporation is hereby deleted in its entirety and a new Section 5(a) is inserted in lieu thereof which reads as follows:

“(a) Except as otherwise provided herein or as required by applicable law, the holders of Series A Preferred Stock shall be entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. For this purpose, the holders of

Series A Preferred Stock shall be given notice of any meeting of stockholders as to which the holders of Common Stock are given notice in accordance with the by-laws of the Corporation. As to any matter on which the holders of Series A Preferred Stock shall be entitled to vote, each holder of Series A Preferred Stock shall be entitled to cast a number of votes per share of Series A Preferred Stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any written consent, if such matter is subject to a written consent of the stockholders without a meeting of stockholders, equal to the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible on such record date or effective date, as the case may be, in accordance with Section 6 hereof, provided, however, that any holder of Series A Preferred Stock shall not be entitled to cast votes for the number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock held by such holder that exceeds the quotient of (x) the aggregate purchase price paid by such holder of Series A Preferred Stock for its shares of Series A Preferred Stock divided by (y) the closing bid price of the Common Stock on the Original Date of Issuance ($3.03). Notwithstanding the foregoing, nothing herein shall restrict (i) any holder of Series A Preferred Stock from being entitled to vote at any meeting of stockholders of the Corporation or in any action by written consent of stockholders, any shares of Series A Preferred Stock on any matter on which the holders of Series A Preferred Stock are entitled to vote as a separate class or (ii) the right of any holder of Series A Preferred Stock to vote any outstanding shares of Common Stock, whether acquired upon conversion of the Series A Preferred Stock or otherwise.”

RESOLVED: That Section 6(a) of the Certificate of Designations, Preferences and Rights of Series A Preferred Stock of the Corporation is hereby deleted in its entirety and a new Section 6(a) is inserted in lieu thereof which reads as follows:

“(a) Subject to the terms and conditions of this Section 6, the holder of any share or shares of Series A Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is obtained by: (i) multiplying the number of shares of Series A Preferred Stock to be converted by the Series A Stated Value and adding to such product an amount equal to all declared but unpaid dividends and all accrued but unpaid dividends set forth in Section 3(a) above, with respect to such shares of Series A Preferred Stock to be converted; and (ii) dividing the result obtained pursuant to clause (i) above by the Series A Conversion Price then in effect. The “Series A Conversion Price” shall initially be four dollars ($4.00), and shall be subject to adjustment from time to time in accordance with the provisions of this Section 6. The rights of conversion set forth in this Section 6 shall be exercised by any holder of Series A Preferred Stock by giving written notice to the Corporation that such holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares of Series A Preferred Stock so to be converted (or, in lieu thereof, by delivery of an appropriate lost stock affidavit in the event such certificate or certificates have been lost or destroyed in accordance with Section 11) to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series A Preferred Stock) at any time on the date set forth in such notice (which date shall not be earlier than the Corporation’s receipt of such notice), together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. Notwithstanding anything in this Section 6(a) to the contrary, a holder Series A Preferred Stock shall not be entitled to convert its shares of Series A Preferred Stock (i) if and to the extent such conversion, when aggregated with any shares of Common Stock theretofore and simultaneously therewith issued to such holder of Series A Preferred Stock upon exercise of any of the warrants to purchase Common Stock originally issued by the Corporation to the holders of Series A Preferred Stock on November 10, 2004 (the “Warrants”), would result in a change of control (within the meaning of NASD Rule 4350(i)(1)(B)), or (ii) if and to the extent that such conversion, when aggregated with any shares of Common Stock theretofore and simultaneously therewith issued to such holder of Series A Preferred Stock upon exercise of the Warrants, would result in the issuance of more than 19.9% of the Corporation’s Common Stock outstanding as of the Initial Issue Date, for purposes of NASD Rule 4350(i)(1)(D).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 18th day of May, 2005.

BIOSPHERE MEDICAL, INC.

By:	/s/ Richard Faleschini
Richard Faleschini
President and Chief Executive Officer